Contact	Chris Grandis	MOVED ON BUSINESS WIRE
	Media Relations Director	September 28, 2011
Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC ANNOUNCES DEFINITIVE SETTLEMENT OF ITS CLAIMS
WITH U.S. GOVERNMENT

FALLS CHURCH, Va., Sept. 28 – CSC (NYSE: CSC) today announced it has entered into a definitive settlement  with the U.S. government in its dispute of contract claims asserted under the Contract Disputes Act of 1978. The case has been pending before the Armed Services Board of Contract Appeals.  On Nov. 19, 2010 the government and CSC entered into a formal agreement to stay the claims litigation and engage in a non-binding alternative dispute resolution process to resolve all outstanding claims and other issues associated with the contract. CSC announced on August 24, 2011 that it and the U.S. Government had entered into an agreement in principle with respect to the settlement of the contract claims.

Under the terms of the definitive settlement , CSC will receive a lump sum upfront cash payment of $277 million and a five-year contract extension (four base years plus one option year) with an estimated value of $1 billion to continue to support and expand the capabilities of the systems covered by the original contract.  The government will receive expanded rights in CSC’s intellectual property used in performance of the contract.

The August 24, 2011 announcement stated the company anticipates that the settlement will result in a non-cash pre-tax charge to earnings in its second fiscal quarter of approximately $250 million reducing EPS by an estimated $1.15.

 About CSC
 CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended July 1, 2011. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements, and include, among other things, third party legal challenge under federal procurement law and regulation to the settlement described in this press release, and the risks included under the caption “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.